UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2011

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2011, the Board of Directors of HealthSouth Corporation (the “Corporation”) approved certain amendments to the Corporation’s existing Second Amended and Restated Executive Severance Plan. The material changes to this plan, adopted in amended and restated form (the “Third Amended and Restated Plan”), are:

●	the removal of benefit entitlements under this plan for, and all references to, death and disability; and

●	the addition of a provision making the Corporation’s Compensation Recoupment Policy explicitly applicable to benefits under this plan.

The other material terms of the Third Amended and Restated Plan, a description of which follows, remain unchanged. The named executive officers and senior vice presidents of the Corporation are participants in this plan. As a condition to receipt of any payment or benefits, participating employees must enter into a restricted covenant and release agreement with non-compete, non-solicitation, non-disclosure and non-disparagement requirements. Under this plan, if a participant’s employment is terminated by the participant for good reason or by the Corporation other than for cause, then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement is not a payment triggering event.

The cash severance payment would be the multiple (set forth in the table below) of annual base salary then in effect plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
Chief executive officer	3x	36 months
Executive vice presidents	2x	24 months
Senior vice presidents	1x	12 months

Amounts paid under the Third Amended and Restated Plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with the Corporation. As a condition to receipt of any payment under this plan, a participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us. Payments do not include “gross ups” for federal taxes payable on amounts paid under the plan.

Upon the termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the compensation committee of the Corporation’s board of directors will determine the extent to which the performance goals for those awards have been met and what awards have been earned.

These descriptions of the provisions of the Third Amended and Restated Plan are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Third Amended and Restated Plan which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

ITEM 9.01. Financial Statements and Exhibits. (d) Exhibits. 10.1 HealthSouth Corporation Third Amended and Restated Executive Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington
	Name:	John P. Whittington
	Title:	Executive Vice President, General
Counsel, and Corporate Secretary

Dated: December 9, 2011